Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Exterran GP LLC:

We have audited the accompanying consolidated balance sheet of Exterran General Partner, L.P. and subsidiaries (the “Partnership”) (formerly UCO General Partner, LP) as of December 31, 2006.  This consolidated financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Exterran General Partner, L.P. and subsidiaries as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

December 19, 2007

EXTERRAN GENERAL PARTNER, L.P.
CONSOLIDATED BALANCE SHEET
(In thousands of dollars)

December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,430
Accounts receivable, trade, net of allowance for bad debts of zero	5,676
Accounts receivable, affiliate	4,732
Total current assets	12,838
Contract operations equipment	193,957
Accumulated depreciation	(40,759)
Net contract operations equipment	153,198
Goodwill	36,549
Other assets	1,076
Total assets	$203,661
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable, trade	$1,641
Accounts payable, affiliate	5,204
Accrued liabilities	234
Accrued interest	597
Total current liabilities	7,676
Long-term debt	125,000
Derivative financial instrument	1,528
Total liabilities	134,204
Commitments and contingencies (Note 8)
Minority interest	63,975
Partners’ capital:
General partner units	5,496
Accumulated other comprehensive loss	(14)
Total partners’ capital	5,482
Total liabilities and partners’ capital	$203,661

See accompanying notes to consolidated financial statements.

EXTERRAN GENERAL PARTNER, L.P.
NOTES TO CONSOLIDATED BALANCE SHEET

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Exterran General Partner, L.P., formerly referred to as UCO General Partner, LP, is a Delaware limited partnership that was formed in June 2006, to become the general partner of Exterran Partners, L.P. (the “Partnership”), formerly referred to as Universal Compression Partners, L.P.  The terms "we," "us," or "our" when used in this report refer to Exterran General Partner, L.P. and its subsidiaries, collectively.  Exterran General Partner, L.P. was initially an indirect wholly-owned subsidiary of Universal Compression Holdings, Inc. (“Universal Compression Holdings”).  Universal Compression Holdings was merged with and into Exterran Holdings, Inc. (“Exterran Holdings”) in August 2007.  Exterran General Partner, L.P. contributed $20 and Exterran, Inc., formerly referred to as Universal Compression, Inc., as the organizational limited partner, contributed $980 to the Partnership on June 22, 2006.  As Exterran General Partner, L.P. is a limited partnership, its general partner Exterran GP LLC, formerly referred to as UCO GP, LLC, conducts the Partnership’s business and operations, and the board of directors and officers of Exterran GP LLC make decisions on the Partnership’s behalf.

Nature of Operations

Natural gas compression is a mechanical process whereby the pressure of a volume of natural gas is increased to a desired higher pressure for transportation from one point to another and is essential to the transportation and production of natural gas. Compression is typically required several times during the natural gas production and transportation cycle, including: (1) at the wellhead; (2) throughout gathering and distribution systems; (3) into and out of processing and storage facilities; and (4) along intrastate and interstate pipelines.

Principles of Consolidation

We consolidate all majority-owned and controlled subsidiaries including the Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we have consolidated our interest in the Partnership into our financial statements.

Use of Estimates

In preparing our financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue using the following criteria: (a) persuasive evidence of an exchange arrangement exists; (b) delivery has occurred or services have been rendered; (c) the buyer’s price is fixed or determinable; and (d) collectibility is reasonably assured.  Revenue from contract compression service is recorded when earned, which generally occurs monthly at the time the monthly compression service is provided to customers in accordance with the contracts.

Concentration of Credit Risk

Trade accounts receivable are due from companies of varying size engaged in natural gas activities in the United States. We review the financial condition of customers prior to extending credit and periodically update customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. During the period June 22, 2006 through December 31, 2006, two customers accounted for 37% and 16%, respectively, of total revenue.  As of December 31, 2006, no allowance for doubtful accounts has been established and for the period June 22, 2006 through December 31, 2006, we did not write off any bad debts.

Property and Equipment

Property and equipment is carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service.  The estimated useful lives as of December 31, 2006 were 15 to 30 years.

Maintenance and repairs are charged to expense as incurred. Overhauls and major improvements that increase the value or extend the life of contract compressor units are capitalized and depreciated over the estimated useful life of up to 6.5 years.

Depreciation expense for the period from June 22, 2006 through December 31, 2006 was $2.1 million.

Property and equipment is reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value.

Goodwill

We recorded goodwill on the date of the initial public offering of $36.5 million which was an allocation of Universal Compression Partners Predecessor goodwill and was recorded as a capital contribution to the Partnership.  The amount allocated was based on the fair value of the net assets of Universal Compression Partners Predecessor that were transferred to us to the total fair value of the net assets of Universal Compression Partners Predecessor.

In accordance with the requirements in the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Partnership's Predecessor performed its required annual impairment test for goodwill as of February 28, 2006.  As of that date, the Partnership's Predecessor determined that there was no impairment of its goodwill.  Neither we nor the Predecessor determined that there were any indicators of potential impairment after this date and through December 31, 2006.  Our initial goodwill impairment test was performed as of February 28, 2007 and it was determined that no impairment had occurred.  The impairment test involves a comparison of the fair value of our reporting unit with our carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models.  If for any reason the fair value of the goodwill declines below the carrying value in the future, we may incur charges for the impairment.

Unit-Based Compensation

Effective June 22, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

Income Taxes

No provision for income taxes has been reflected in the accompanying consolidated financial statements because the Partnership is treated as a partnership for U.S. federal and state income tax purposes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by the Partnership flow through to its unitholders.

In May 2006, the State of Texas enacted a margin tax which will become effective for tax reports originally due on or after January 1, 2008.  This margin tax will require the Partnership to determine a tax of 1.0% on its “margin,” as defined in the law, based on 2007 results.  The margin tax base to which the tax rate will be applied is either the lesser of 70% of the Partnership's total revenues for U.S. federal income tax purposes or total revenue less cost of goods sold or compensation for U.S. federal income tax purposes, in the State of Texas.  Under the provisions of SFAS No. 109, “Accounting for Income Taxes,” we are required to record the effects on deferred taxes for a change in tax rates or tax laws in the period of the enactment date.

Under SFAS No. 109, taxes based on income like the Texas margin tax are accounted for using the liability method under which deferred income taxes are recognized for the future effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory rates in effect at the end of the period.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be recognized.

For the period from June 22, 2006 through December 31, 2006, the Texas margin tax did not have an effect on our statement of operations or financial position.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for entities to report information about the operating segments and geographic areas in which they operate. We only operate in one segment and all of our operations are located in the United States.

Fair Value of Financial Instruments

Our financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value due to their short-term nature) and long-term debt.  The fair value of our revolving credit facility (see Note 3) is representative of its carrying value based upon variable rate terms.

Hedging and Use of Derivative Instruments

We utilize an interest rate swap agreement to hedge the exposure to variable cash flows on our floating rate debt (cash flow hedge).  The swap is not used for trading or speculative purposes.  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, we recorded this interest rate swap on the balance sheet as a derivative liability, measured at its fair value.  Fair value was estimated using a discounted cash flow approach.  This instrument qualifies for hedge accounting as it reduces the interest rate risk of the underlying hedged item and was designated as a cash flow hedge at inception. This swap results in financial impacts that are inversely correlated to those of the item being hedged. Changes in the fair value of a swap designated as a cash flow hedge is deferred in accumulated other comprehensive loss, net of tax, to the extent the contract is effective as a hedge until settlement of the underlying hedged transaction. To qualify for hedge accounting treatment, companies must formally document, designate and assess the effectiveness of the transactions. If the necessary correlation ceases to exist or if physical delivery of the hedged item becomes improbable, we would discontinue hedge accounting and apply mark-to-market accounting. Amounts paid or received from this interest rate swap agreement are charged or credited to interest expense and matched with the cash flows and interest expense of the debt being hedged, resulting in an adjustment to the effective interest rate.  As of December 31, 2006, this swap was considered effective and for the period ended December 31, 2006 there was no ineffectiveness.

Environmental Liabilities

The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”  FIN 48 was issued to clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We have concluded that adoption of FIN 48 will not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS No. 159 will be effective for us on January 1, 2008.  We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our financial statements.

2.  RELATED PARTY TRANSACTIONS

Upon the closing of the Partnership’s initial public offering, it entered into an omnibus agreement (“Omnibus Agreement”) with Universal Compression Holdings, us and others. The following describes the provisions of the Omnibus Agreement. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate on a change of control of us or the removal or withdrawal of us as the general partner, and certain provisions will terminate upon a change of control of Universal Compression Holdings (see Note 9).

Non-competition

Under the Omnibus Agreement, Universal Compression Holdings agreed not to offer or provide compression services in the United States to the contract compression services customers contributed to the Partnership in connection with the closing of its initial public offering.  In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to Universal Compression Holdings’ domestic contract compression services customers.

Universal Compression Holdings also agreed that new customers for contract compression services will be for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s new form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then Universal Compression Holdings may provide compression services to the new customer.

Unless the Omnibus Agreement is terminated earlier as described above, the non-competition provisions of the Omnibus Agreement will terminate on October 16, 2009.  If a change of control of Universal Compression Holdings occurs prior to October 19, 2009, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, Universal Compression Holdings will agree for the remaining term of the non-competition arrangements not to provide compression services to the Partnership’s customers at the sites at which the Partnership is providing compression services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, Universal Compression Holdings will indemnify the Partnership for three years after the closing of the Partnership’s initial public offering against certain potential environmental claims, losses and expenses associated with the operation of the Partnership’s assets and occurring before the closing date of the initial public offering. Universal Compression Holdings’ maximum liability for this indemnification obligation will not exceed $5 million and Universal Compression Holdings will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Universal Compression Holdings will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the initial public offering. The Partnership has agreed to indemnify Universal Compression Holdings against environmental liabilities related to the Partnership’s assets to the extent Universal Compression Holdings is not required to indemnify the Partnership.

Additionally, Universal Compression Holdings will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify Universal Compression Holdings for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to Universal Compression Holdings’ indemnification obligations.  For the period June 22, 2006 through December 31, 2006, there were no requests for indemnification by either party.

Purchase of New Compression Equipment from Universal Compression Holdings

Pursuant to the Omnibus Agreement, the Partnership will be permitted to purchase newly fabricated compression equipment from Universal Compression Holdings or its affiliates at Universal Compression Holdings’ cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of Universal Compression Holdings and the conflicts committee of our board of directors.  For the period June 22, 2006 through December 31, 2006, the Partnership did not purchase any new compression equipment from Universal Compression Holdings.

Transfer of Compression Equipment with Universal Compression Holdings

Pursuant to the Omnibus Agreement, in the event that Universal Compression Holdings determines in good faith that there exists a need on the part of Universal Compression Holdings’ contract compression services business or on the Partnership’s part to transfer compression equipment between Universal Compression Holdings and the Partnership so as to fulfill the compression services obligations of either Universal Compression Holdings or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.

Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the Omnibus Agreement described above will terminate on October 16, 2009.

Reimbursement of Operating and General and Administrative Expense

Universal Compression Holdings provides all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services to be provided by Universal Compression Holdings may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning (“ERP”) system, training, executive, sales, business development and engineering.

Costs incurred by Universal Compression Holdings directly attributable to the Partnership are charged to the Partnership.  Costs incurred by Universal Compression Holdings that are indirectly attributable to the Partnership and Universal Compression Holdings’ other operations are allocated among the Partnership and Universal Compression Holdings other operations.  The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets.  We believe that the allocation methodologies used to allocate indirect costs are reasonable.

Universal Compression Holdings agreed that, for a period that will terminate on December 31, 2008, the Partnership’s obligation to reimburse Universal Compression Holdings for (1) any cost of sales that it incurs in the operation of the Partnership’s business will be capped at an amount equal to $16.95 per horsepower (after taking into account any such costs the Partnership incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to the Partnership will be capped at $2.5 million per quarter (after taking into account any such costs the Partnership incurs and pays directly). These caps may be subject to increases in connection with expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses (see Note 9).

For the period June 22, 2006 through December 31, 2006, the Partnership’s cost of sales exceeded the cap by $0.5 million.  The excess amount over the cap is being accounted for as a capital contribution.

3. LONG-TERM DEBT

On October 20, 2006, the Partnership, as guarantor, and UC Operating Partnership, L.P. which subsequently merged with and into EXLP Operating, LLC, a wholly owned subsidiary of the Partnership (the “Operating Partnership” and together the “Partnership Borrowers”), entered into a senior secured credit agreement.   The new credit facility under the credit agreement consists of a five-year $225 million revolving credit facility, of which approximately $125 million was drawn at the closing of the initial public offering. Borrowings under the credit agreement are secured by substantially all of the personal property assets of the Partnership Borrowers. In addition, all of the capital stock of the Partnership’s domestic restricted subsidiaries has been pledged to secure the obligations under the credit agreement.

The Operating Partnership used approximately $125 million advanced under the credit agreement to repay a portion of the indebtedness assumed by the Operating Partnership and the Partnership from Universal Compression Holdings in connection with the Partnership’s formation and the initial public offering.

Under the credit agreement, the Operating Partnership and the Partnership are subject to certain limitations, including limitations on their ability: to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and distributions.  The Partnership Borrowers are also subject to financial covenants which include a total leverage ratio (total debt of the Partnership Borrowers to earnings before interest, taxes, depreciation, amortization and certain other non-cash expenses) and an interest coverage ratio (earnings before interest, taxes, depreciation, amortization and certain other non-cash expenses to total interest expense of the Partnership Borrowers).

As of December 31, 2006, the Partnership had an aggregate unused credit availability of approximately $100 million under its $225 million revolving credit facility.   All amounts outstanding under the $225 million revolving credit facility mature in October 2011.  As of December 31, 2006, the interest rate on outstanding borrowings was LIBOR plus a margin of 1.25%.

As of December 31, 2006, we were in compliance with all financial covenants and have pledged assets with a carrying value of $166.0 million as collateral for the credit facility.

4.  PARTNERS’ CAPITAL

Partners’ capital at December 31, 2006 represented a 99.999% ownership interest in us by UCI GP LP LLC, now referred to as EXH GP LP LLC, and a 0.001% ownership interest in us by UCO GP, LLC, now referred to as Exterran GP LLC.

5.  MINORITY INTEREST AND INVESTMENT IN THE PARTNERSHIP

We own a 2% general partner interest in the Partnership, which conducts substantially all of our business. We have no independent operations and no material assets outside those of the Partnership.

The Partnership is a publicly held Delaware limited partnership formed on June 22, 2006, to acquire certain contract compression customer service agreements and a related compressor fleet used to service those customers from Exterran Partners Predecessor, formerly referred to as Universal Compression Partners Predecessor.  Exterran Partners Predecessor’s operations are owned by Exterran Holdings. In order to simplify the Partnership’s obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership’s activities are conducted through a wholly-owned operating partnership.

Issuance of Units

In October 2006, the Partnership completed an initial public offering of 6,325,000 common units. Upon the closing of the Partnership’s initial public offering (and taking into account the underwriters’ exercise of their over-allotment option), Universal Compression Holdings, Inc. and its subsidiaries received an aggregate of 6,325,000 subordinated units, which constituted 49% ownership of the Partnership at that time, and a 2% general partner interest.

The net proceeds of the offering were $120.7 million after deducting underwriting discounts and commissions and expenses associated with the offering.  In connection with the offering, (a) Universal Compression Holdings contributed to the Partnership contract compression services contracts with nine customers and a fleet of compressor units to service those customers, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of their U.S. contract compression business, (b)  we assumed $228.4 million in debt from Universal Compression Holdings, (c) Universal Compression Holdings received 825,000 common units and 6,325,000 subordinated units representing limited partner interests in the Partnership; and (d) the Partnership issued to us a 2% general partner interest in the Partnership and all of the incentive distribution rights in the Partnership, which entitle us to increasing percentages of the cash distributed in excess of $0.4025 per unit per quarter.   We used a portion of the aggregate net proceeds from the offering to repay a portion of the debt we assumed from Universal Compression Holdings and we used a portion of the aggregate net proceeds from the offering to redeem the 825,000 common units issued to Universal Compression Holdings.

During the subordination period, the subordinated units have no right to receive distributions of available cash from operating surplus until the common units receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. No arrearages will be paid to subordinated units. The subordinated units may convert to common units on a one-for-one basis when certain conditions are met, which conditions are set forth in the Partnership’s partnership agreement.  The subordinated units have limited voting rights as set forth in the Partnership’s partnership agreement.

During the subordination period, the common units will have the right to receive distributions of available cash (as defined in the partnership agreement) from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.  The common units have limited voting rights as set forth in the Partnership’s partnership agreement.

Capital balances associated with common and subordinated common units are presented as minority interest within these consolidated financial statements.

General Partner Units

The general partner units of the Partnership have the same rights to receive distributions of available cash from operating surplus as the common units for each quarter.  The general partner units of the Partnership also have the right to receive incentive distributions of cash in excess of the minimum quarterly distributions.

The general partner units of the Partnership have the management rights as set forth in the Partnership’s partnership agreement.

Cash Distributions

The Partnership will make distributions of available cash (as defined in its partnership agreement) from operating surplus for any quarter during any subordination period in the following manner:

•	first, 98% to the holders of common units and 2% to us as the general partner, until each common unit has received a minimum quarterly distribution of $0.35 plus any arrearages from prior quarters;

•	second, 98% to the holders of subordinated units and 2% to us as the general partner, until each subordinated unit has received a minimum quarterly distribution of $0.35;

•	third, 98% to all common and subordinated unitholders, pro rata, and 2% to us as the general partner, until each unit has received a distribution of $0.4025;

•	fourth, 85% to all common and subordinated unitholders, pro rata, and 15% to us as the general partner, until each unit has received a distribution of $0.4375;

•	fifth, 75% to all common and subordinated unitholders, pro rata, and 25% to us as the general partner, until each unit has received a total of $0.525; and

•	thereafter, 50% to all common and subordinated unitholders, pro rata, and 50% to us as the general partner.

On February 2, 2007, our board of directors approved a cash distribution of $0.278 per unit.  The distribution for the quarter ended December 31, 2006 was paid on February 14, 2007, and reflects the pro rata portion of the quarterly distribution rate of $0.35, covering the period from the closing of the initial public offering, October 20, 2006, through December 31, 2006.

6. UNIT-BASED COMPENSATION

Long-Term Incentive Plan

We have a long-term incentive plan that was adopted by Exterran GP LLC, in October 2006, for our employees, directors and affiliates who perform services for us.  The long-term incentive plan currently permits the grant of awards covering an aggregate of 625,000 Partnership common units, common unit options, restricted units and phantom units.  The long-term incentive plan is administered by the board of directors of Exterran GP LLC or a committee thereof (the “Plan Administrator”).

Unit options will have an exercise price that is not less than the fair market value of the Partnership common units on the date of grant and will become exercisable over a period determined by the Plan Administrator.  Phantom units are notional units that entitle the grantee to receive a Partnership common unit upon the vesting of the phantom unit or, in the discretion of the Plan Administrator, cash equal to the fair value of a Partnership common unit.

During the period from June 22, 2006 through December 31, 2006,  we granted 593,572 unit options and 5,607 phantom units to certain employees of Universal Compression Holdings and directors of Exterran GP LLC.  The unit options vest on January 1, 2009 and have a contractual life of three years.  The phantom units will vest and settle on January 1, 2009.  As we do not have any employees, the unit options and the phantom units have been accounted for as grants to non-employees and will require that we remeasure the fair value for these awards at each reporting date.  At December 31, 2006, the weighted average fair value was $3.73 and was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

December 31,
2006
Expected life in years	2.51
Risk-free interest rate	4.79%
Volatility	13.70%
Dividend yield	5.22%

The expected life represents the period of time the unit options and phantom units are expected to be outstanding prior to exercise and is based on the simplified model.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the remeasurement for a period commensurate with the estimated expected life of the unit options and phantom units.  Expected volatility is based on the historical volatility of comparable partnerships’ units over the most recent period commensurate with the expected life of the unit options and phantom units and other factors.  The dividend yield is the expected dividend rate that will be paid out on the underlying units during the expected term of the options.  The phantom units were granted distribution equivalent rights and so a dividend yield was not used in the calculation of their fair value.  Under SFAS No. 123R, we are required to record compensation cost from unit-based compensation utilizing an estimated forfeiture rate.  Historical data related to forfeitures experienced by Universal Compression Holdings was used to estimate forfeiture rates.

The following table presents unit option and phantom unit activity for the period from June 22, 2006 through December 31, 2006 (remaining life in years, intrinsic value in thousands):

	Unit Options and Phantom Units	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Unit options and phantom units outstanding, June 22, 2006	—	$—
Granted	599,179	23.75
Unit options and phantom units outstanding, December 31, 2006	599,179	$23.75	3.01	$1,858

As of December 31, 2006, no unit options or phantom units were exercisable.

Intrinsic value is the difference between the market value of the Partnership common units and the exercise price of each unit option and phantom unit multiplied by the number of unit options and phantom units outstanding.  As of December 31, 2006, $1.9 million of unrecognized compensation cost related to non-vested unit options and phantom units is expected to be recognized over the weighted-average period of two years.

7. ACCOUNTING FOR INTEREST RATE SWAP AGREEMENTS

In August 2006, Universal Compression Holdings entered into a forward starting swap agreement related to a notional amount of $125.0 million of their floating rate debt.  As of October 22, 2006, this swap was transferred to us.  The effective date of the swap agreement was December 1, 2006.  The swap agreement terminates in December 2011 and has a fixed rate of 5.28%.  In accordance with SFAS No. 133, our balance sheet at December 31, 2006 included a $1.5 million derivative liability related to the interest rate swap agreement.

8. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on our financial position, results of operations or cash flows; however, because of the inherent uncertainty of litigation, we cannot provide assurance that the resolution of any particular claim or proceeding to which it is a party will not have a material adverse effect on our financial position, results of operations or cash flows for the period in which that resolution occurs.

9. SUBSEQUENT EVENTS

In February 2007, Universal Compression Holdings and Hanover Compressor Company (“Hanover”) entered into a merger agreement.

On August 20, 2007, Universal Compression Holdings and Hanover completed their merger transaction. In connection with the merger, Universal Compression Holdings and Hanover became wholly owned subsidiaries of Exterran Holdings, and Universal Compression Holdings then merged with and into Exterran Holdings. As a result of the merger, Exterran Holdings owns us including our 340,383 general partner units, representing a 2% general partner interest,  and all the incentive distribution rights in the Partnership, and also owns 2,014,395 common units and 6,325,000 subordinated units, collectively representing a 49% limited partner interest in the Partnership.

Also on August 20, 2007, in connection with the closing of the merger, the Partnership entered into an Amended and Restated Omnibus Agreement (“Amended and Restated Omnibus Agreement”) with Exterran Holdings, Exterran, Inc. (formerly known as Universal Compression, Inc.), Exterran GP LLC , us as general partner , EXLP Operating LLC (formerly known as UC Operating Partnership, L.P.) and Exterran Energy Solutions, L.P. (formerly known as Hanover Compression Limited Partnership). The Amended and Restated Omnibus Agreement governs several relationships between the Partnership and Exterran Holdings, including:

•	Certain agreements not to compete between Exterran Holdings and its affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

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Exterran Holdings’ obligation to provide all operational staff, corporate staff and support services reasonably necessary to operate the Partnership’s business and the Partnership’s obligation to reimburse Exterran Holdings for the provision of such services, subject to certain limitations, and the cost caps discussed in Note 2;

•	The terms under which Exterran Holdings, the Partnership and their respective affiliates may transfer compression equipment among one another to meet their respective compression services obligations;

•	The terms under which the Partnership may purchase newly-fabricated compression equipment from Exterran Holdings’ affiliates;

•	Exterran Holdings’ grant of a license of certain intellectual property to the Partnership, including the Partnership’s logo; and

•	Exterran Holdings’ obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Exterran Holdings for certain liabilities.

In July 2007, the Partnership acquired from Universal Compression Holdings contract operations customer service agreements with eight customers and a fleet of 722 compressor units having a net book value of $132.1 million, net of accumulated depreciation of $37.5 million, and comprising 281,992 horsepower, or 13% (by then available horsepower) of the combined U.S. contract operations business relating to natural gas compression of Universal Compression Holdings and the Partnership (the “July 2007 Contract Operations Acquisition”). These compressor units serve the compression service needs of the eight customers that became our customers upon the closing of the acquisition. In connection with this acquisition, the Partnership assumed $159.6 million in debt from Universal Compression Holdings and issued to Universal Compression Holdings approximately 2.0 million common units and approximately 82,000 general partner units.  Additionally, the Partnership issued approximately 2.0 million common units for proceeds of $69.0 million (net of private placement fees of $1.0 million) to institutional investors in a private placement. The Partnership entered into a registration rights agreement with the purchasers of the units offered in the private placement that, among other things, requires us to (a) file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) covering the common units within 180 days of closing and (b) have the shelf registration statement declared effective by the SEC within 270 days of the closing. We used the proceeds from the private placement to repay a portion of the debt assumed from Universal Compression Holdings.

Additionally, in connection with this acquisition, the Partnership expanded its revolving credit facility from $225 million to $315 million and borrowed an additional $90 million under that facility, which it used, along with available cash, to repay the remainder of the debt assumed from Universal Compression Holdings in conjunction with this acquisition. In July 2007, the Partnership entered into two interest rate swap agreements related to its revolving credit facility. Each swap agreement has a notional amount of $40 million. These swap agreements terminate in October 2011 and have a weighted average fixed rate of 5.33%.

Also, in connection with the closing of the acquisition, the Partnership entered into an amendment (the “First Amendment”) to the omnibus agreement (“Omnibus Agreement”) with Universal Compression Holdings, us, and others. The First Amendment, among other things, increased the cap on selling, general and administrative costs allocable from Universal Compression Holdings to us based on such costs incurred by Universal Compression Holdings on our behalf from $2.5 million per quarter to $4.75 million (after taking into account any such costs that it incurs and pays directly) per quarter and increased the cap on cost of sales from $16.95 per horsepower per quarter to $18.00 per horsepower per quarter (after taking into account any such costs that it incurs and pays directly). These caps are scheduled to terminate on December 31, 2008. The Omnibus Agreement was amended and restated on August 20, 2007, but as discussed above, the Amended and Restated Omnibus Agreement retained these provisions.